Exhibit 4.1

PRIVILEGED AND CONFIDENTIAL

INX LIMITED

INX TOKEN PURCHASE AGREEMENT

NOTICE:

THE TERMS OF THIS AGREEMENT FORM A BINDING LEGAL CONTRACT BETWEEN YOU AND INX LIMITED (THE “COMPANY”). CAREFULLY READ ALL OF THE TERMS OF THIS AGREEMENT BEFORE CLICKING THE “I AGREE” BUTTON. BY CLICKING THE “I AGREE” BUTTON YOU ACKNOWLEDGE YOUR CONSENT AND AGREEMENT TO ALL THE TERMS AND CONDITIONS SET FORTH IN THIS AGREEMENT. IF YOU DO NOT AGREE TO ALL THE TERMS OF THIS AGREEMENT, DO NOT CLICK “I AGREE.” IF YOU HAVE ANY QUESTIONS REGARDING THE EFFECT OF THE TERMS AND CONDITIONS IN THIS AGREEMENT, YOU ARE ADVISED TO CONSULT INDEPENDENT LEGAL COUNSEL.

THE COMPANY MAY NOT BE OFFERING THE SECURITIES IN EVERY STATE. THE OFFERING MATERIALS DO NOT CONSTITUTE AN OFFER OR SOLICITATION IN ANY STATE OR JURISDICTION IN WHICH THE SECURITIES ARE NOT BEING OFFERED OR IN ANY STATE OR JURISDICTION IN WHICH AN OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO.

SUMMARY

Number of INX Tokens (Purchased Tokens):	[____]
Aggregate Purchase Price (USD):	[____]
Aggregate Purchase Price (BTC):	[____] (BTC/USD Exchange Rate: [____])
Aggregate Purchase Price (ETH):	[____] (ETH /USD Exchange Rate: [____]))

PREAMBLE

This Token Purchase Agreement (this “Agreement”) is entered into as of the date you electronically assent to this Agreement by clicking the “I AGREE” button on the [__________] (the “Purchasing Site”), and contains the terms and conditions that govern your purchase of the ERC-20 compatible tokens distributed on the Ethereum blockchain (the “Tokens” or “INX Tokens”). This is an agreement between you (“Purchaser” or “you”) and INX Limited, a Gibraltar private company limited by shares (the “Company”). Purchaser and the Company are herein referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, Purchaser desires to purchase from the Company, and the Company desires to issue and sell to Purchaser, Tokens in an amount and for the consideration set forth on Exhibit A attached hereto.

WHEREAS, the sale of the Tokens to Purchaser shall be registered under the Securities Act of 1933, as amended, and the rules and regulations thereunder (collectively, the “Securities Act”). A registration statement on Form F-1 (File No. 333------------), including a related preliminary prospectus dated [------------], 2018, relating to the public sale of up to 130,000,000 Tokens (the “Offering Tokens”) has been prepared and filed by the Company with the Securities and Exchange Commission (“Commission”) in conformity with the requirements of the Securities Act. Such registration statement (as amended, if applicable) at the time it becomes effective and the prospectus relating to the Offering Tokens included in the Registration Statement (in each case, including the information, if any, deemed to be part thereof pursuant to Rule 430A(b)), as from time to time amended or supplemented, are hereinafter referred to as the “Registration Statement” and the “Prospectus,” respectively.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.       Purchase of Tokens.

1.1       Sale of Tokens; Payment of Purchase Price.

(a)       Subject to the terms and conditions set forth herein, on the Closing Date (as defined below), the Company shall issue and sell to Purchaser, and Purchaser shall purchase from the Company, the number of Tokens set forth on Exhibit A attached hereto, (the “Purchased Tokens”) for the Purchase Price set forth in Section 1.3. The Company has entered into separate but substantially similar purchase agreements with other investors, providing for the sale to such other investors of Tokens. Each of the purchase agreements is a separate agreement.

(b)       The Company intends to allocate and sell Tokens in accordance with this Agreement and the Prospectus. The Company has provided specific procedures on how Purchaser may seek to purchase Tokens through the Purchasing Site. By purchasing Tokens, Purchaser acknowledges, agrees to, and has no objection to such procedures and specifications. Purchaser further acknowledges and agrees that failure to properly use the Purchasing Site and follow such procedures, including the submission of all required documentation, may result in a rejection of the Commitment (as defined below) and Purchaser not receiving any Tokens. Unauthorized access or use of the Purchasing Site or the receipt or purchase of Tokens through any other means are not sanctioned or agreed to in any way by the Company. Purchaser should take great care to verify the accuracy of the universal resource locator for the Purchasing Site used to purchase Tokens.

1.2       Acceptance or Rejection of Token Purchase Agreement. This Agreement shall be an effective and binding commitment (the “Commitment”) of Purchaser when Purchaser has entered the amount of Tokens Purchaser desires to purchase at the Purchase Price and clicks the check box on the Purchasing Site to indicate that Purchaser has read, understands and agrees to the terms of this Agreement. Purchaser agrees to be bound on this basis, and confirms that by checking this box, Purchaser has read in full and understands this Agreement and the terms on which Purchaser is bound. The Company has the right to reject this Agreement and any Commitment in whole or in part, for any reason and at any time prior to the Closing (as defined below), notwithstanding receipt by Purchaser of a notice of acceptance of such Commitment. The Tokens subscribed for herein will not be deemed issued to or owned by Purchaser until (i) a copy of this Agreement has been accepted by the Company and executed by both the Company and Purchaser, (ii) Purchaser has deposited the necessary funds to purchase the Purchased Tokens in accordance with Section 1.3, and (iii) all other conditions to Closing have been satisfied and the Closing has occurred. In the event that the Commitment is rejected by the Company, all funds delivered by Purchaser in accordance with Section 1.3 for the Tokens not sold shall be returned to Purchaser as soon as practicable, without interest.

1.3       Purchase Price. The purchase price per Token shall be USD$[____] (the “Purchase Price”, and, in the aggregate with respect to all Purchased Tokens, the “Aggregate Purchase Price”). Upon execution of this Agreement, Purchaser shall deliver to the Company, in currencies acceptable to the Company, the Aggregate Purchase Price, in immediately available funds in accordance with the instructions set forth on Schedule 1 or as otherwise mutually agreed upon by the Parties (including, at the Company’s request, to one or more digital wallet addresses listed on Schedule 1). The Company reserves the right to reject any Commitment for any reason prior to the Closing. The maximum number of Tokens available for purchase is 130,000,000 Tokens. In the event the Company receives purchase requests or Commitments after the maximum number of Tokens has been sold, the Company will reject such purchase requests or Commitments and any payments received by the Company with respect to such purchase requests or Commitments will be promptly returned. In the event the Minimum Offering Amount (as defined below) is not met within one year from the effective date of the Registration Statement or such shorter period as may be determined by the Company in its sole discretion, the Company will promptly return all funds received, without interest thereon or deduction therefrom.

1.4       Closing; Conditions to Closing.

(a)       The consummation of the purchase and sale of the Purchased Tokens and the other transactions contemplated hereby (the “Closing”) shall take place at the offices of Company, on a date to be determined by the Company in its sole discretion. The Closing shall occur (the “Closing Date”) no earlier than the date that the Company has received commitments from all purchasers in the aggregate of not less than $5,000,000 (the “Minimum Offering Amount”). The Closing is conditioned upon (i) the representations and warranties of Purchaser contained in Section 2 being be true and correct in all respects as of the Closing Date, (ii) the delivery by Purchaser to the Company of the Aggregate Purchase Price, as set forth in Section 1.3, and (iii) Purchaser’s successful creation of an account on the Purchasing Site, including having provided accurate and complete “know your customer” forms and related identification documents in the form requested through the Purchasing Site.

(b)       The Company does not represent or warrant that the process of purchasing and/or receiving Tokens will be uninterrupted or error-free.

(c)       At the Closing, subject to the terms hereof, the Company shall allocate to the Purchaser’s account on the Purchasing Site the number of Tokens equal to the Aggregate Purchase Price divided by the Purchase Price. If and when the INX Trading platform becomes operational, Purchaser’s accounts on the Purchasing Site will be transferred to an account of Purchaser held by INX Services, unless Purchaser otherwise directs the Company to transfer such Tokens to an Ethereum wallet address that is on the Whitelist Database (as defined below).

(d)       In the event that the Closing does not take place for any reason with respect to some or all of the Tokens, all funds delivered by Purchaser in accordance with Section 1.3 for the Tokens not sold shall be returned to Purchaser as soon as practicable, without interest.

1.5       Rights as Holder of Tokens. Purchaser understands and agrees that Tokens shall have only such rights and attributes as are expressly set forth on Exhibit B, subject to terms thereof, including but not limited to each of the restrictions and conditions described on Exhibit B.

1.6       No Claim, Loan or Ownership Interest. Except as otherwise expressly set forth herein, the purchase of Tokens: (a) does not provide Purchaser with rights of any form with respect to the Company or its revenues or assets, including, without limitation, any voting, distribution, redemption, liquidation, proprietary (including all forms of intellectual property) or other financial or legal rights; (b) is not a loan to Company; and (c) does not provide Purchaser with any ownership, equity, or other interest in the Company.

1.7       Intellectual Property. Purchaser understands and agrees that the Company retains all right, title and interest in all of the Company’s intellectual property contained in the Tokens, including, without limitation, inventions, ideas, concepts, code, discoveries, processes, marks, methods, software, compositions, formulae, techniques, information and data, whether or not patentable, copyrightable or protectable in trademark, and any trademarks, copyright or patents based thereon. Purchaser agrees not to use, reverse engineer, modify, or alter any of the Company’s intellectual property for any reason without the Company’s prior written consent.

2.       Representations and Warranties of Purchaser.

In connection with the issuance and sale of the Tokens hereunder, Purchaser hereby represents and warrants to the Company that on the date hereof and as of the Closing Date:

2.1       Authorization. Purchaser has all requisite power and authority to execute and deliver this Agreement, to purchase the Purchased Tokens, and to carry out and perform its obligations under this Agreement. All action on Purchaser’s part required for the lawful execution and delivery of this Agreement and other agreements required hereunder have been or will be effectively taken prior to the Closing Date. This Agreement has been duly executed by Purchaser. The Agreement constitutes a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights generally and by equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law). If an individual, Purchaser is at least eighteen (18) years old and of sufficient legal age and capacity to enter into this Agreement. If a legal entity, Purchaser is duly organized, validly existing and in good standing under the Laws of its domiciliary jurisdiction and each jurisdiction where it conducts business.

2.2       No Conflicts. The execution, delivery and performance of this Agreement will not result in (a) any violation of, be in conflict with or constitute a material default under, with or without the passage of time or the giving of notice of, (i) any provision of Purchaser’s organizational documents, if applicable; (ii) any provision of any judgment, decree or order to which Purchaser is a party, by which it is bound, or to which any of its assets are subject; (iii) any agreement, obligation, duty or commitment to which Purchaser is a party or by which it is bound; or (iv) any laws, statutes, ordinances, rules, regulations, judgments, injunctions, administrative interpretations, orders and decrees of any Governmental Authority, including amendments thereto (collectively, “Laws”); or (b) the creation of any lien, charge or encumbrance upon any assets of Purchaser. “Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, any entity exercising legislative, executive, judicial or administrative functions of or pertaining to government, including without limitation any government authority, agency, department, board, commission or instrumentality and any court, tribunal or arbitrator(s) of competent jurisdiction and any self-regulatory organization. For the avoidance of doubt, Governmental Authority may include private bodies exercising quasi-governmental, regulatory or judicial-like functions to the extent they relate to either Parties or the Tokens.

2.3       No Consents or Approvals. The execution and delivery of and performance under this Agreement require no approval or other action from any Governmental Authority or person or entity other than the Company, except for such consents, approvals, authorizations, orders, filings, registrations or qualifications as (a) have already been obtained or made and are still in full force and effect, (b) may be required by FINRA, (c) may be required by the Gibraltar Financial Services Commission, and (d) may be required under applicable state securities Laws in connection with the purchase, distribution and resale of Tokens.

2.4       Experience, Suitability, and Ability to Bear Risk.

(a)       Purchaser has sufficient knowledge and experience in business, technology, financial, securities, and securities investments matters, including a sufficient understanding of blockchain or cryptographic tokens and other digital assets, smart contracts, storage mechanisms (such as digital or token wallets), blockchain-based software systems and blockchain technology, to be able to evaluate the risks and merits of Purchaser’s purchase of Tokens, including but not limited to the matters set forth in the Prospectus and this Agreement, and is able to bear the risks thereof, including loss of all amounts paid, loss of Tokens and liability to the Company and others for its acts and omissions, including without limitation those constituting a breach of this Agreement, negligence, fraud or willful misconduct. Purchaser’s financial situation is such that Purchaser can afford to bear the economic risk of holding Tokens for an indefinite period of time, and Purchaser can afford to suffer the complete loss of the Purchase Price and Tokens.

(b)       Purchaser has obtained sufficient information in order to make an informed decision to purchase Tokens. Purchaser is not relying on the Company or any of its owners, directors, officers, counsel, employees, agents or representatives for legal, investment or tax advice. Purchaser represents that to the extent that Purchaser has any questions with respect to the purchase of Tokens, Purchaser has sought professional advice. Purchaser has sought independent legal, investment and tax advice to the extent that Purchaser has deemed necessary or appropriate in connection with Purchaser’s decision to purchase Tokens described herein.

2.5       Company Information/Opportunity to Investigate. Purchaser understands and acknowledges that an investment in the Company is subject to all the risks that apply to early-stage companies, whether or not those risks are explicitly set out in the Prospectus. Purchaser has received and carefully reviewed the Prospectus. Purchaser, in making the decision to purchase the Tokens, has relied upon an independent investigation of the Company and has not relied upon any information or representations made by any third parties or upon any oral or written representations or assurances from the Company, its owners, directors, officers, employees, agents, or any other representatives of the Company, other than as expressly set forth in this Agreement, the Registration Statement, and the Prospectus.

2.6       Purchasing Site.

(a)       Purchaser understands and acknowledges that the Company has established Terms of Use for the Purchasing Site, which Terms of Use may be amended from time to time. Purchaser has read and has complied with and agrees to continue to comply with the Terms of Use for the Purchasing Site. Purchaser has verified the accuracy of the universal resource locator for the Purchasing Site used to purchase Tokens.

(b)       Purchaser understands and acknowledges that Purchaser shall be solely responsible for inputting and transmitting all required documentation correctly and accurately.

(c)       Purchaser understands and acknowledges access to the Purchasing Site may be limited, unavailable or interrupted at any time, including, but not limited to, during periods of peak demand, market volatility, system upgrades, maintenance, or during any other events impacting Purchaser, Company or third party providers providing systems or services necessary for the Purchasing Site to be available and that the Company will not be liable, and Purchaser will not attempt to hold the Company liable, for any losses arising out of or relating to any inaccuracies, duplications or errors in any purchase placed on the Purchasing Site or resulting transactions.

2.7       Accuracy of Purchaser Information. All of the information furnished by Purchaser in connection with the purchase of Tokens, including the verification forms and certifications required for creating a purchaser account on the Purchasing Site, including “know your customer” documentation, are true and correct and complete in all respects, and do not contain any misstatements of fact or omit any fact necessary to make the statements contained therein not misleading, inaccurate or otherwise untrue. Purchaser understands that the Purchased Tokens are being offered and sold to Purchaser in reliance on specific provisions of applicable Laws and that the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of Purchaser set forth in this Agreement in order to determine the applicability of such provisions.

2.8       Sanctions Compliance; Anti-Money Laundering; Funds and Payments.

(a)       Sanctions Compliance. Neither Purchaser, nor any person having a direct or indirect beneficial interest in Purchaser or Tokens being acquired by Purchaser, or any person for whom Purchaser is acting as agent or nominee in connection with Tokens, has been or is (i) the subject of sanctions administered or enforced by the United States (including without limitation the U.S. Department of the Treasury’s Office of Foreign Asset Control), the United Kingdom, the European Union or any other Governmental Authority (collectively, “Sanctions”), (ii) organized or resident in a country or territory that is the subject of country-wide or territory-wide Sanctions, or (iii) otherwise a party with which the Company is prohibited from dealing with under applicable Laws.

(b)       Anti-money Laundering; Counter-Terrorism Financing. To the extent required by applicable Laws, Purchaser has complied and will continue to comply with all anti-money laundering and counter-terrorism financing requirements.

(c)       Funds and Payments. The funds, including any fiat, virtual currency or cryptocurrency, Purchaser uses to purchase Tokens are not derived from or related to any unlawful activities, including but not limited to money laundering or terrorist financing, and Purchaser will not use, or permit the use of, Tokens to finance, engage in or otherwise support any unlawful activities. All payments by or on behalf of Purchaser under this Agreement will be made only in Purchaser’s name, from a digital wallet or bank account not located in a country or territory that has been designated as a “non-cooperative country or territory” by the Financial Action Task Force, and is not a “foreign shell bank” within the meaning of the U.S. Bank Secrecy Act (31 U.S.C. § 5311 et seq.), as amended, and the regulations promulgated thereunder by the Financial Crimes Enforcement Network, as such regulations may be amended from time to time.

2.9       No Brokerage Fees. No broker, finder or financial advisor has acted for Purchaser in connection with this Agreement or the transactions contemplated hereby, and no broker, finder or financial advisor is entitled to any broker’s, finder’s or financial advisor’s fee or other commission in respect thereof based in any way on any contract or arrangement with Purchaser.

2.10       Foreign Purchasers. If Purchaser is not a United States person (as defined by Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended), Purchaser hereby represents that it has satisfied itself as to the full observance of the Laws of Purchaser’s jurisdiction in connection with any invitation to subscribe for the Tokens or any use of this Agreement, including (i) the legal requirements within Purchaser’s jurisdiction for the purchase of the Tokens, (ii) any foreign exchange restrictions applicable to such purchase and the other transactions contemplated hereby, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Tokens. Purchaser’s subscription and payment for and continued beneficial ownership of the Tokens will not violate any applicable securities or other Laws of Purchaser’s jurisdiction.

3.       Representations and Warranties of the Company.

In connection with the issuance and sale of the Tokens hereunder, the Company hereby represents and warrants to Purchaser that as of the date hereof and as of the Closing Date:

3.1       Corporate Status. The Company is a private company limited by shares duly organized, validly existing and in good standing under the Laws of Gibraltar and has all requisite corporate power and authority to carry on its business as now conducted as described in the Prospectus.

3.2       Foreign Private Issuer and Emerging Growth Company. The Company is a “foreign private issuer” within the meaning of Rule 405 under the Securities Act and eligible to register the offer and sale of Tokens on Form F-1 adopted by the Commission. From the time of the initial confidential submission of the Registration Statement relating to the Tokens to the Commission through the date hereof, the Company has been and is an Emerging Growth Company within the meaning of Rule 12b-2 under the Securities Exchange Act of 1934.

3.3       Company Power and Authority. The Company has all requisite power and authority to execute and deliver this Agreement and sell Tokens to Purchaser and to carry out and perform its obligations under this Agreement, in each case subject to the terms hereof. The Agreement constitutes a legal, valid and binding obligation of the Company enforceable against Company in accordance with its terms.

3.4       Authorization. This Agreement has been duly executed and delivered by the Company, and, upon the Closing, the Tokens will have been validly issued to Purchaser in accordance with the terms hereof. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (whether considered in a proceeding at law or equity)).

3.5       Registration Statement and Prospectus. The Company has prepared and filed the Registration Statement with the Commission under the Securities Act, and, prior to the Closing Date, the Commission shall have declared the Registration Statement effective under the Securities Act. None of the Registration Statement, the Prospectus or any amendment or supplement thereto filed on or prior to the Closing Date included or will include any untrue statement of a material fact or omitted or will omit to state a material fact, in the case of the Registration Statement or any amendment or supplement thereto, required to be stated therein, and, in the case of the Prospectus or any amendment or supplement thereto, necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.6       Token Issuances. Designation and Number of Tokens. The INX Tokens shall be designated as “INX Tokens.” The number of authorized INX Tokens is 200,000,000 of which 130,000,000 are Offering Tokens. Upon issuance pursuant to this Agreement, the Purchased Tokens will be validly issued, fully paid and non-assessable and free of preemptive rights.

3.7       No Conflict. The execution, delivery and performance of this Agreement will not result in: (a) any violation of, be in conflict with in any material respect, or constitute a material default under, with or without the passage of time or the giving of notice (i) any provision of the Company’s Memorandum and Articles of Association, (ii) any provision of any judgment, decree or order to which the Company is a party, by which it is bound, or to which any of its material assets are subject, (iii) any material contract, obligation or commitment to which the Company is a party or by which it is bound, or (iv) any applicable Laws; or (b) the creation of any material lien, charge or encumbrance upon any material assets of the Company.

3.8       No Consents or Approvals. The execution and delivery of and performance under this Agreement require no approval or other action from any Governmental Authority or person or entity other than the Company, except for such consents, approvals, authorizations, orders, filings, registrations or qualifications as (a) have already been obtained or made and are still in full force and effect, (b) may be required by FINRA, (c) may be required by the Gibraltar Financial Services Commission and (d) may be required under applicable state securities Laws in connection with the purchase, distribution and resale of Tokens.

3.9       No Other Disclosure Materials. Other than the Registration Statement and Prospectus, the Company has not, directly or indirectly, distributed, prepared, used, authorized, approved or referred to, and will not distribute, prepare, use, authorize, approve or refer to, any offering material in connection with the offering and sale of the Tokens.

4.       Additional Agreements.

4.1       Earning Statement. The Company will make generally available to its security holders as soon as practicable an earning statement that satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 under the Securities Act covering a period of at least 12 months beginning with the first fiscal quarter of the Company occurring after the “effective date” (as defined in Rule 158 under the Securities Act) of the Registration Statement; provided that the Company will be deemed to have furnished such statement to its security holders the extent it is filed on the Commission’s Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”).

4.2       Blue Sky Compliance. The Company will use commercially reasonable efforts to qualify or register (or to obtain exemptions from qualifying or registering) the Tokens for offer and sale under the securities or “blue sky” Laws of states of the United States where Tokens are offered and sold and will use its commercially reasonable efforts to continue such qualifications, registrations and exemptions in effect so long as required for the distribution of the Tokens; provided that the Company shall not be required to (i) qualify as a foreign corporation or other entity or as a dealer in securities in any such jurisdiction where it would not otherwise be required to so qualify, (ii) file any general consent to service of process in any such jurisdiction, or (iii) subject itself to taxation in any such jurisdiction if it is not otherwise so subject as of the date hereof.

4.3       Expenses. All costs, fees and expenses incurred by a Party in connection with the performance of such Party’s obligations hereunder and in connection with the transactions contemplated by this Agreement shall be paid by such Party regardless of whether this Agreement becomes effective or is terminated. Each Party shall be solely liable for all of its own fees and costs incurred in any future transactions between the Parties.

4.4       Transfer. Purchasers may be unable to trade or otherwise dispose of ownership of the Tokens until the INX Trading platform is operational or another platform for trading INX Tokens becomes available. Potential Purchasers understand and acknowledge that they may be required to bear the financial risks of the Tokens for an indefinite period of time.

4.5       Additional Information. Upon the Company’s request, Purchaser agrees to provide the Company with all additional information that the Company deems necessary to comply with applicable Laws.

5.       Termination.

5.1       General Termination Right. This Agreement may be terminated by the Company by written (including electronic) notice to Purchaser at any time prior to the Closing Date, and any such termination shall be without liability on the part of the Company (or any of its affiliates, and its and their respective owners, directors, officers, employees, agents, advisors, or other representatives) to Purchaser. In the event of a termination pursuant to this Section 5.1, (i) all funds delivered by Purchaser in accordance with Section 1.3 shall be returned to Purchaser as soon as practicable, without interest, and (ii) following the return in clause (i), all of Purchaser’s rights under this Agreement shall immediately terminate.

5.2       Termination Upon Purchaser’s Breach. In addition to the rights in Section 5.1, the Company reserves the right to terminate this Agreement, in its sole discretion, in the event that Purchaser is in breach of any term of this Agreement. In the event of a termination pursuant to this Section 5.2, (i) all of Purchaser’s rights in Tokens shall become immediately void and of no further force and effect, (ii) all of Purchaser’s rights under this Agreement shall immediately terminate, and (iii) Purchaser shall not be entitled to any other recourse (including any refund for any amounts paid to the Company in connection with this Agreement).

5.3       Termination Upon Transfer. Except for the rights of the transferee set forth in Section 8.8 hereto, this Agreement shall terminate upon the transfer of INX Tokens completed in accordance with Section 6 of Exhibit B hereto.

5.4       Survival. Notwithstanding anything to the contrary herein, the provisions of Section 5, Section 6, Section 7, and Section 8 shall survive the termination of this Agreement.

6.       Indemnification. Purchaser hereby agrees to indemnify the Company, any of its affiliates, and its and their respective owners, directors, officers, employees, representatives and advisors, and to hold each of them harmless, from and against any loss, damage, liability, cost or expense, including reasonable attorneys’ fees and costs of investigation, to which they may be put or which they may reasonably incur or sustain due to or arising out of (a) any inaccuracy in or breach of any representation or warranty of Purchaser or its affiliates or agents, whether contained in this Agreement or any other document provided by Purchaser to the Company in connection with Purchaser’s investment in the Tokens (b) any nonfulfillment or breach of any covenant, agreement, or other provision by Purchaser or its affiliates or agents, whether contained in this Agreement or any other document provided by Purchaser to the Company in connection with Purchaser’s investment in the Tokens, or (c) the sale or distribution of the Tokens in violation of the Securities Act or any other applicable Law or this Agreement. Notwithstanding any provision of this Agreement, Purchaser does not waive any right granted to Purchaser under any applicable state securities Law. All indemnification provisions shall survive the termination of this Agreement.

7.       Limitation of Liability; No Warranties.

7.1       Except as expressly provided by this agreement and applicable Laws, the Company shall not be responsible or liable for any losses resulting directly or indirectly from: (i) any act or omission of Purchaser or agent of Purchaser or any error, negligence, or misconduct of Purchaser; (ii) failure of transmission or communication facilities; (iii) any other cause or causes beyond the Company’s control, including, without limitation, for reasons such as acts of God, fire, flood, strikes, work stoppages, acts of terrorism, governmental or regulatory action, delays of suppliers or subcontractors, war or civil disturbance, self-regulatory organization actions, telecommunication line or computer hardware failures and any other telecommunication failures; (iv) the Company’s reliance on any instructions, notices, or communications that it believes to be from an individual authorized to act on behalf of Purchaser, and Purchaser hereby waives any and all defenses that any such individual was not authorized to act on behalf of Purchaser; (v) government restrictions; exchange, regulatory, or market rulings; suspension of trading; military operations; terrorist activity; strikes, or any other condition beyond the Company’s control, including without limitation extreme market volatility or trading volume; or (vi) any action taken by Company to comply with applicable Laws or this Agreement.

7.2       TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAWS AND RULES, THE COMPANY, ITS AFFILIATES, AND ITS CONTROLLING PERSONS, SHAREHOLDERS, DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS WILL NOT BE RESPONSIBLE FOR ANY LOSSES EXCEPT THAT THE COMPANY SHALL BE RESPONSIBLE FOR ANY LOSSES TO THE EXTENT THAT SUCH LOSSES ARISE FROM THE COMPANY’S GROSS NEGLIGENCE, FRAUD OR WILLFUL MISCONDUCT. IN NO EVENT SHALL THE COMPANY, ITS AFFILIATES, CONTROLLING PERSONS, SHAREHOLDERS, DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS BE LIABLE TO PURCHASER OR ANY THIRD PARTY FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES, OR DAMAGES OF ANY KIND FOR LOST PROFITS OR REVENUES, TRADING LOSSES, INACCURATE DISTRIBUTIONS, LOSS OF BUSINESS OR DATA, EVEN IF ADVISED OF THE POSSIBILITY OF ANY SUCH DAMAGES AND REGARDLESS OF WHETHER SUCH LIABILITY IS ASSERTED ON THE BASIS OF CONTRACT, TORT OR OTHERWISE.

7.3        THE COMPANY AND ITS AFFILIATES MAKE NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE SERVICES TO BE PROVIDED IN ACCORDANCE WITH THIS AGREEMENT, INCLUDING THE PURCHASING SITE, OR THE RESULTS TO BE ACHIEVED BY THE USE THEREOF. THE COMPANY AND ITS AFFILIATES DISCLAIM ALL EXPRESS, IMPLIED AND STATUTORY WARRANTIES INCLUDING, WITHOUT LIMITATION, INCLUDING WARRANTIES OF QUALITY, PERFORMANCE, NON INFRINGEMENT, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE, NOR ARE THERE ANY WARRANTIES CREATED BY COURSE OF DEALING, COURSE OF PERFORMANCE OR TRADE USAGE. THE COMPANY AND AFFILIATES DO NOT GUARANTEE THE ACCURACY, QUALITY, SEQUENCE, TIMELINESS, RELIABILITY, PERFORMANCE, COMPLETENESS, CONTINUED AVAILABILITY, TITLE OR NON-INFRINGEMENT OF ANY DATA OR THIRD PARTY PROVIDER SERVICES USED IN RELATION TO THE AGREEMENT AND EACH DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTIES. THE SERVICES TO BE PROVIDED BY THE COMPANY (INCLUDING THE PURCHASING SITE) ARE PROVIDED ON AN “AS-IS”, “AS AVAILABLE” BASIS WITHOUT WARRANTY OF ANY KIND TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAWS AND RULES.

8.       General Provisions.

8.1       Counterparts. This Agreement may be executed in any number of counterparts (including by means of facsimile and electronic mail (including portable document format (pdf) or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com)), each of which shall be an original but all of which together shall constitute one and the same instrument.

8.2       No Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties. Further, (a) INX Tokens acquired pursuant to this Agreement may be transferred only as set forth in Section 6 of Exhibit B hereto, (b) the Company may assign or transfer this Agreement without Purchaser’s consent to its successors and assigns, including an affiliate of the Company, and (c) Purchaser may not assign this Agreement without the prior written consent of the Company. For the avoidance of doubt, Purchaser and Purchaser’s permitted assignees shall not transfer INX Tokens to third parties, including by transfer of rights or access to a whitelisted Ethereum wallet or an account of Purchaser held by INX Services, except with the express permission of the Company. Any purported assignment in violation of this provision shall be a breach of this Agreement and void ab initio.

8.3       Governing Law; Venue.

(a)       This Agreement shall be governed by and construed in accordance with the domestic Laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENTS TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY STATE AND FEDERAL COURTS LOCATED WITHIN NEW CASTLE COUNTY, DELAWARE FOR ANY ACTION, PROCEEDING OR INVESTIGATION (“LITIGATION”) ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY (AND AGREES NOT TO COMMENCE ANY LITIGATION RELATING THERETO EXCEPT IN SUCH VENUES).

(b)       EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF EITHER PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF, EACH OF THE PARTIES ALSO WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF SUCH PARTY. EACH PARTY FURTHER WARRANTS AND REPRESENTS THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

8.4       Amendment. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Company and Purchaser. The Company reserves the right to, prior to the Closing, modify the terms of the offering of the Tokens and the rights and attributes of the Tokens described in the Prospectus in its sole discretion. If, prior to the Closing, the Company so amends the terms of the Tokens in any material respect, it will give notice of such amendment to Purchaser and provide Purchaser at least three (3) business days to withdraw its election to purchase Tokens as contemplated by this Agreement. Upon any such withdrawal, the Agreement will terminate and all funds received from Purchaser be promptly returned, without interest.

8.5       Entire Agreement. This Agreement constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

8.6       Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given to any Party when delivered by hand, when delivered by electronic mail, or when mailed, first-class postage prepaid, (a) if to Purchaser, at the electronic mail address set forth below Purchaser’s signature, or to such other electronic mail address as Purchaser shall have furnished to the Company in writing, and (b) if to the Company, to it at INX Limited, 57/63 Line Wall Road, Gibraltar GX11 1AA, or to such other address or addresses or electronic mail address or addresses, as the Company shall have furnished to Purchaser in writing (provided that notice by electronic mail to the Company shall not be deemed given unless the Company has affirmatively acknowledged receipt of such notice).

8.7       Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal, inoperative or unenforceable for any reason, this Agreement shall continue in full force and effect, it being intended that all rights and obligations of the Parties hereunder shall be enforceable to the fullest extent permitted by law, and the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

8.8       No Third-Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of each Party and their respective successors and assigns, and it is not the intention of the Parties to confer, and no provision hereof shall confer, third-party beneficiary rights upon any other person; provided, that, any subsequent transferee of the INX Tokens pursuant to a permitted transfer effected pursuant to Section 6 of Exhibit B hereto will be deemed a third party beneficiary of the transferor’s rights as holder of INX Tokens set forth on Exhibit B hereto for so long as such transferee is a holder of INX Tokens.

8.9       Electronic Communications. Purchaser agrees and acknowledges that all agreements, notices, disclosures and other communications that the Company may provide to Purchaser pursuant to this Agreement or in connection with or related to Purchaser’s purchase or ownership of Tokens, including this Agreement, may be provided by the Company, in its sole discretion, to Purchaser in electronic form.

8.10       Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

8.11       Construction. The Parties acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement with its legal counsel and that this Agreement shall be construed as if jointly drafted by the Parties.

8.12       Available Rights and Waivers. No failure or delay by any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Subscription Agreement to be executed by their duly authorized representatives on the date first written above.

INX LIMITED

By:
Name:
Its:

PURCHASER:

By:
Name:

Email address:

EXHIBIT A

PURCHASED TOKENS AND AGGREGATE PURCHASE PRICE

Purchaser Name	Number of Tokens	Aggregate Purchase Price for Tokens

EXHIBIT B

RIGHTS of INX tokens of INX LIMITED

1)	Designation and Number of Tokens. The INX Tokens of INX Limited (the “Company”) shall be designated as “INX Tokens.” The number of authorized INX Tokens is 200,000,000. The INX Token is an ERC20 blockchain asset that is programmed using a smart contract that is compatible with the Ethereum blockchain. The smart contract creating the INX Token was created on January 9, 2018 and re-deployed during the second half of 2018. The smart contract for the INX Token is publicly viewable at the Website (as defined in Section 17). The rights of the INX Token holder are contractual rights set forth in the INX Token Purchase Agreement, including this Exhibit B.

2)	Use on the INX Trading Platform; Purpose. INX Tokens do not have any rights, uses, purposes, attributes, functionalities or features, express or implied, outside of the trading platform of the Company (the “INX Trading platform”).

a)	Transaction Fees Discount. Holders of INX Tokens are entitled to a minimum ten percent (10%) discount on the payment of transaction fees for services offered by the INX Trading platform, as compared to fees paid using other currencies. The Company, from time to time in its sole discretion, may offer promotional incentives such as greater discounts for holders of INX Tokens compared to other forms of payment for transaction fees. Other terms for services on the INX Trading Platform will be determined from time to time by the INX Trading platform.

b)	Collateral. Holders of INX Tokens may use INX Tokens to enter into short positions on the INX Trading platform, the rules of which may require INX Tokens to be used or exercised to post a portion of the collateral deposited required for such transactions. The proportion of collateral required to consist of INX Tokens will be implemented as part of the terms and conditions of the INX Trading platform, and shall be determined from time to time by the INX Trading platform.

3)	Persons Deemed Holders of Record. To be deemed to be a holder of record of INX Tokens, a holder must be listed on the “INX Token Distributed Ledger.” The INX Token Distributed Ledger shall be recorded on the Ethereum blockchain. Transfers of INX Tokens will be executed by the INX Token smart contract and reflected on the INX Token Distributed Ledger. INX Tokens held by a nominee on behalf of beneficial owners will be recorded in the nominee’s wallet on the INX Token Distributed Ledger. The INX Token Distributed Ledger evidences the ownership of INX Tokens with a record of the public addresses of all Ethereum wallets that hold INX Tokens and the balance of INX Tokens in each wallet address. Public information from the INX Token Distributed Ledger can be viewed using an Ethereum network block explorer, such as Etherscan.

4)

Cash Participation Rights. Commencing in calendar year 2020, subject to the conditions described herein, each INX Token held by parties other than the Company shall entitle its holder to receive a pro rata portion, based on the number of INX Tokens held by parties other than the Company as of March 31 of each such year, of an aggregate amount which equals 20% of the Company’s Adjusted Operating Cash Flow. The distribution will be made on April 30 of each calendar year, commencing on April 30, 2020, and will be based on the Company’s cumulative Adjusted Operating Cash Flow net of cash flows which have already formed a basis for a prior distribution, calculated as of December 31 of each year.

a)	Board Determination. Adjusted Operating Cash Flow shall be based upon the audited annual financial statements of the Company for the preceding fiscal year, as have been approved by the Company’s board of directors.

b)	Amount. “Adjusted Operating Cash Flow” shall be calculated based on the net cash flow from operating activities reflected in the consolidated statement of cash flow of the Company that is included in the audited annual consolidated financial statements of the Company and its subsidiaries of the fiscal year preceding the year of distribution. For purposes of the calculation of the Adjusted Operating Cash Flow, cash flow from the sale and purchase of blockchain assets, including cash flow from the sale and purchase of the INX Token (excluding cash proceeds from an Initial Sale), will be included in the calculation of Adjusted Operating Cash Flow regardless of their classification in the consolidated statement of cash flow of the Company. An “Initial Sale” refers to the first sale and transfer of the respective INX Token by the Company to an initial purchaser. If the “Adjusted Operating Cash Flow” is negative, no distribution shall be made.

c)	Payment Dates. The cash participation rights shall begin for Adjusted Operating Cash Flow reflected in the Company’s audited consolidated financial statements for fiscal 2019 with a payment (if any) occurring on April 30, 2020 to holders of record on March 31, 2020. Thereafter, distributions for a fiscal year shall be paid on April 30 of the following year based on the number of Tokens held by parties other than the Company or a subsidiary of the Company as of March 31 of such year to the holders of record of INX Tokens as of March 31 of such year, or as otherwise declared by the Company by delivering notice to holders of INX Tokens of such dates. If the distribution date is not a Business Day, the applicable payment shall be due on the next succeeding Business Day. On and after April 1 of a given year, a purchaser of INX Tokens will not receive the distribution paid on April 30 of that year, as the INX Token holder as of March 31 will be entitled to the distribution for the preceding fiscal year. “Business Day” shall mean any day other than Saturday, Sunday, or any other day on which banking institutions in the state of New York are authorized by law or executive action to close.

d)	Distribution Requirements. Distributions will be divisible and rounded down to five decimal places (one-thousandth of a cent) and Token holders will be paid in full from the first dollar of Adjusted Operating Cash Flow that is distributed. No distribution will be made to any INX Token holder if the banking fee relating to such transfer exceeds the distribution amount owed to that Token holder.

e)	Currency. Distributions will be paid in USD if the INX Token holder has provided Company with necessary bank account information. If bank account information has not been provided, distributions will be paid in ETH to the wallet address holding INX Tokens as indicated by the INX Token Distributed Ledger on the Ethereum blockchain.

f)	Delivery. Distributions will be delivered in USD to the bank account provided by the Token holder, or in ETH to the Ethereum wallet address holding INX Tokens, if no bank account information has been provided to Company. If INX Tokens are held of record by a nominee on behalf of beneficial owners, distributions will be made to the holder of record.

g)	The Company may from time to time modify the procedures and conditions for payment and distributions for forth in clauses (c) through (f) of this Section 4) and will provide notification of such modifications to the holders of the INX Tokens. Further, the Company’s board of directors may decide to pay distributions on a quarterly basis, based on the Company’s cumulative Adjusted Operating Cash Flow as of the end of each quarter. In such event, the distributions will be paid to parties holding INX Tokens as of the last day of the following quarter with payments made one month thereafter. If the Company’s board of directors decides to transition to quarterly payments, the Company will provide notice at least three (3) months prior to the first payment.

5)	Fractional Tokens. Notwithstanding the technical limits of the INX Tokens, INX Tokens may be purchased, sold and transferred in fractional divisions to five decimal places (0.00001).

6)	Transfer. INX Tokens may be transferred only among ERC20 compatible wallets included in the Whitelist Database or on trading platforms expressly approved in writing by the Company. In order for a wallet address to be included in the Whitelist Database, the prospective token holder must have completed know your customer and anti-money laundering (“KYC/AML”) compliance procedures, or other similar procedures, to the satisfaction of the Company or a trading platform expressly approved in writing by the Company for INX Trading. The “Whitelist Database” is a database stored on the data section of the INX Token smart contract. The purpose of the Whitelist Database is to validate decentralized transfers of the INX Token. The Whitelist Database contains a list of individuals and entities that have satisfied the KYC/AML compliance procedures and thus are eligible to hold INX Tokens.

7)	Repurchases. The Company (or an affiliate of the Company) may from time to time repurchase INX Tokens, pursuant to purchases effected on the INX Trading platform, other trading platforms, or on a private basis.

8)	Liquidation Preference. If (i) the Company fails to develop and operate a trading platform that permits the trading of Bitcoin, Ether and fiat currencies on the over the counter trading market by December 31, 2021 or permanently discontinues all the activities of the INX Trading platform and there is no successor trading platform having substantially similar or superior trading features that utilizes INX Tokens, and (ii) there is an “Insolvency Event”, then the Company will be in breach of this Section 8), and this breach shall create a claim in favor of INX Token Holders. An “Insolvency Event” shall be the dissolution, winding up, or total or partial liquidation or reorganization, readjustment, arrangement, or similar proceeding relating to the Company or its property, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership, arrangement, or similar proceedings or upon an assignment for the benefit of creditors, or upon any other marshaling or composition of the assets and liabilities of the Company, or otherwise. For purposes of this Section 8), the merger or consolidation of the Company with or into any other company, including a merger in which the holders of INX Tokens receive cash or property for their INX Tokens, or the sale of all or substantially all of the assets of the Company, or any other change of control of the Company shall not constitute an Insolvency Event or a discontinuation of the INX Trading platform.

9)	Subordination of Shareholders of Certain Rights. In connection with its obligations set forth in Section 8) above, the Company has caused certain of its current shareholders, and shall cause its future shareholders (“Shareholders”), to execute a Waiver and Subordination Undertaking, under which such Shareholders agree to terms substantially similar to the following, in addition to other customary provisions for such agreements:

a)	Each Shareholder irrevocably subordinates all payments by the Company on account of any Shareholders Claim (as defined below) to the prior satisfaction and payment in full by the Company of all Token Claims (as defined below).

b)	Each Shareholder irrevocably waives and subordinates, to the prior satisfaction in full by the Company of any Token Claim, any claim, and undertakes that it shall not exercise any right or remedy, directly or indirectly, that it may acquire under, or as a result of the following, with respect to the cash amount reserved in the Cash Reserve Fund maintained by the Company: (i) any agreement it has with the Company; (ii) the organizational documents of the Company (including without limitation, the Memorandum and Articles of Association of the Company); or (iii) any applicable law or regulation.

c)	In the event of any payment or distribution of assets of the Company of any kind or character, whether in cash, property, or securities, upon the dissolution, winding up, or total or partial liquidation or reorganization, readjustment, arrangement, or similar proceeding relating to the Company or its property, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership, arrangement, or similar proceedings or upon an assignment for the benefit of creditors, or upon any other marshaling or composition of the assets and liabilities of the Company, or otherwise: (i) all amounts owing on account of all Token Claims shall first be paid in full, before any Shareholders Claim Payment (as defined below) is made; and (ii) so long as all Token Claims have not been paid in full, to the extent permitted by applicable law, any Shareholders Claim Payment to which a Shareholder would be entitled except for the provisions hereof, shall be paid or delivered by the trustee in bankruptcy, receiver, assignee for the benefit of creditors, or other liquidating agent making such payment for the benefit of each Token Holder for application to the payment of all Token Claims.

d)	In the event that, notwithstanding the provisions above, any Shareholders Claim Payment is received in contravention of the provisions above by any Shareholder before all Token Claims are paid in full, such Shareholders Claim Payment shall be held in trust for the benefit of each Token Holder and shall be paid over or delivered to the Company for the benefit of each Token Holder for application to the payment in full of all Token Claims remaining unpaid to the extent necessary to give effect to the provisions above, after giving effect to any concurrent payments or distributions to each Token Holder in respect of all Token Claims.

e)	Each Shareholder hereby subordinates any claim and shall not exercise any right or remedy, directly or indirectly, that it may acquire by way of subrogation under the Waiver and Subordination Undertaking, or as a result of the application of the provisions of the Waiver and Subordination Undertaking or otherwise, unless and until all Token Claims have been paid in full.

f)	For the purpose of the Waiver and Subordination Undertaking:

i)	“Shareholders Claim” means all indebtedness, liabilities, obligations, or undertakings of any kind or description of the Company owing to a Shareholder in respect of any and all shares issued by the Company to such Shareholder, whether now existing or hereafter arising, and whether due or to become due, absolute or contingent, liquidated or unliquidated, determined or undetermined.

ii)	“Shareholders Claim Payment” means any payment or distribution by or on behalf of the Company, directly or indirectly, of assets of the Company of any kind or character, whether in cash, property, or securities, including on account of the purchase, redemption, or other acquisition of shares, as a result of any collection, sale, or other disposition of collateral, or by setoff exchange, or in any other manner, for or on account of shares of the Company.

iii)	“Token Claim” means all indebtedness, liabilities, obligations, or undertakings of any kind or description of the Company owing to any Token Holder arising out of, outstanding under, evidenced by a Token or a Token Purchase Agreement, whether now existing or hereafter arising, and whether due or to become due, absolute or contingent, liquidated or unliquidated, determined or undetermined, and including without limitation any claim by a Token Holder against the Company for breaching a Token Purchase Agreement.

iv)	“Cash Reserve Fund” shall bear the meaning ascribed to it in the public offering registration statement which shall be submitted to the US Securities and Exchange Commission by the Company.

10)	Effect of Restructuring, Merger; Consolidation. In the event of any consolidation or merger of the Company with or into another entity, or sale of all or substantially all of the Company’s assets to another entity, the Company will use all reasonable efforts to ensure that the successor entity to the consolidation, merger, or sale will assume the Company’s obligations with respect to the INX Tokens, however there can be no assurances the Company will be successful in doing so.

11)	Voting Rights. Holders of INX Tokens have no right to vote or participate in the Company’s shareholder meetings or in the corporate governance of the Company. An INX Token holder will possess none of the rights that a holder of capital stock would be entitled to as holder of common shares of the Company or other capital stock of the Company.

12)	Information Rights. The holders of INX Tokens shall have no rights to receive any reports, notices and other information of the Company, except as expressly provided in this Exhibit B.

13)	Exclusion of Other Rights. Except as expressly set forth in this Exhibit B, the INX Tokens do not provide the holder thereof with (a) rights of any form with respect to the Company or its revenues or assets, including, without limitation, any distribution, redemption, liquidation, proprietary (including all forms of intellectual property) or other financial or legal rights; (b) any ownership, equity, or other interest in the Company, including any preemptive or subscription rights; (c) rights to participate in, or benefit from significant corporate transactions in which the Company is a party, such as mergers, a sale of the Company, or sale of the Company’s assets; and (d) any voting powers, preferences and relative, participating, optional or other special rights. The INX Tokens are not loans to the Company.

14)	Amendment or Modification. The rights of INX Tokens are as set forth in this Exhibit B. The Company may not materially amend or modify the rights of INX Tokens without the express consent of INX Token holders.

15)	Notices. All notices provided by the Company to holders of INX Tokens hereunder shall be delivered by an electronic notice sent to the holders of INX Tokens by posting such notice to the [Website].

16)	Third-Party Beneficiaries. The rights and obligations set forth in this Exhibit B are intended solely for the benefit of the holder of INX Tokens. Upon any valid transfer of an INX Token in accordance with the transfer requirements of Section 6 of this Exhibit B, the rights and obligations of the transferor of an INX Token pursuant to this Exhibit B shall be automatically assigned to the transferee of such INX Tokens, with such transferee being a third party beneficiary to the terms of Exhibit B.

17)	INX Website. The Company has established [__________] (the “Website”), which contains publicly viewable information regarding the INX Token, including the INX Token smart contract, public wallet addresses with INX Token balances, the rights of INX Tokens, and applicable notices. The Company has established Terms of Use for the Website, which Terms of Use may be amended from time to time by the Company in its sole discretion. Holders of INX Tokens must comply with the Terms of Use for the Website. The Website may be limited, unavailable or interrupted at any time, including, but not limited to, during periods of peak demand, market volatility, system upgrades, maintenance, or during any other events impacting holders of INX Tokens, the Company or third party providers providing systems or services necessary for the Website to be available and that the Company will not be liable, and the Company shall not have any liability to any holders of INX Tokens for any losses arising out of or relating to any inaccuracies, duplications or errors in any purchases placed on the Website or resulting transactions.

18)	Limitation of Liability; No Warranties with respect to INX Tokens.

a)	Except as expressly provided by Delaware law, none of the terms of the INX Tokens shall cause the Company to be, and the Company shall not be, responsible or liable for any losses resulting directly or indirectly from: (i) any act or omission of a holder of INX Tokens or agent of a holder of INX Tokens or any error, negligence, or misconduct of a holder of INX Tokens; (ii) failure of transmission or communication facilities; (iii) any other cause or causes beyond the Company’s control, including, without limitation, for reasons such as acts of God, fire, flood, strikes, work stoppages, acts of terrorism, governmental or regulatory action, delays of suppliers or subcontractors, war or civil disturbance, self-regulatory organization actions, telecommunication line or computer hardware failures and any other telecommunication failures; (iv) the Company’s reliance on any instructions, notices, or communications that it believes to be from an individual authorized to act on behalf of a holder of INX Tokens, and each holder of INX Tokens hereby waives any and all defenses that any such individual was not authorized to act on behalf of such holder; (v) government restrictions; exchange, regulatory, or market rulings; suspension of trading; military operations; terrorist activity; strikes, or any other condition beyond the Company’s control, including without limitation extreme market volatility or trading volume; or (vi) any action taken by Company to comply with applicable laws or the terms of the INX Tokens. The Company is not responsible, and shall have no liability, for any mutilated, destroyed, lost and stolen INX Tokens.

b)	TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAWS AND RULES, NONE OF THE TERMS OF THE INX TOKENS SHALL CAUSE THE COMPANY TO BE, AND THE COMPANY, ITS AFFILIATES, AND ITS CONTROLLING PERSONS, SHAREHOLDERS, DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS WILL NOT BE, RESPONSIBLE FOR ANY LOSSES EXCEPT THAT THE COMPANY SHALL BE RESPONSIBLE FOR ANY LOSSES TO THE EXTENT THAT SUCH LOSSES ARISE FROM THE COMPANY’S GROSS NEGLIGENCE, FRAUD OR WILLFUL MISCONDUCT. IN NO EVENT SHALL THE COMPANY, ITS AFFILIATES, CONTROLLING PERSONS, SHAREHOLDERS, DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS BE LIABLE TO A HOLDER OF INX TOKENS OR ANY THIRD PARTY FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES, OR DAMAGES OF ANY KIND FOR LOST PROFITS OR REVENUES, TRADING LOSSES, INACCURATE DISTRIBUTIONS, LOSS OF BUSINESS OR DATA, EVEN IF ADVISED OF THE POSSIBILITY OF ANY SUCH DAMAGES AND REGARDLESS OF WHETHER SUCH LIABILITY IS ASSERTED ON THE BASIS OF CONTRACT, TORT OR OTHERWISE.

c)	EXCEPT AS EXPRESS SET FORTH IN THIS EXHIBIT B, THE COMPANY AND ITS AFFILIATES MAKE NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO RIGHTS OF INX TOKENS, INCLUDING THE COMPANY’S WEBSITE, OR THE RESULTS TO BE ACHIEVED BY THE USE THEREOF. THE COMPANY AND ITS AFFILIATES DISCLAIM ALL EXPRESS, IMPLIED AND STATUTORY WARRANTIES INCLUDING, WITHOUT LIMITATION, INCLUDING WARRANTIES OF QUALITY, PERFORMANCE, NON INFRINGEMENT, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE, NOR ARE THERE ANY WARRANTIES CREATED BY COURSE OF DEALING, COURSE OF PERFORMANCE OR TRADE USAGE. THE COMPANY AND AFFILIATES DO NOT GUARANTEE THE ACCURACY, QUALITY, SEQUENCE, TIMELINESS, RELIABILITY, PERFORMANCE, COMPLETENESS, CONTINUED AVAILABILITY, TITLE OR NON-INFRINGEMENT OF ANY DATA OR THIRD PARTY PROVIDER SERVICES USED IN RELATION TO THE INX TOKENS AND EACH DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTIES. THE SERVICES TO BE PROVIDED BY THE COMPANY IN CONNECTION WITH THE INX TOKENS (INCLUDING THE WEBSITE) ARE PROVIDED ON AN “AS-IS”, “AS AVAILABLE” BASIS WITHOUT WARRANTY OF ANY KIND TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAWS AND RULES.

19)	No Claim, Loan or Ownership Interest.

Other than the rights of ownership expressly set forth in this Exhibit B, the holder of Tokens do not have rights of any form with respect to the Company or its revenues or assets, including, without limitation, any voting, distribution, redemption, liquidation, proprietary (including all forms of intellectual property) or other financial or legal rights. The Tokens are not indebtedness of Company.

20)	Intellectual Property.

With its purchase of a Token, Holder understands and agrees that the Company retains all right, title and interest in all of the Company’s intellectual property contained in the Tokens, including, without limitation, inventions, ideas, concepts, code, discoveries, processes, marks, methods, software, compositions, formulae, techniques, information and data, whether or not patentable, copyrightable or protectable in trademark, and any trademarks, copyright or patents based thereon. Holder shall not to use, reverse engineer, modify, or alter any of the Company’s intellectual property for any reason without the Company’s prior written consent.

21)	Governing Law; Venue.

a)

The INX Tokens shall be governed by and construed in accordance with the domestic Laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. EACH HOLDER OF INX TOKENS HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENTS TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY STATE AND FEDERAL COURTS LOCATED WITHIN NEW CASTLE COUNTY, DELAWARE FOR ANY ACTION, PROCEEDING OR INVESTIGATION (“LITIGATION”) ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY (AND AGREES NOT TO COMMENCE ANY LITIGATION RELATING THERETO EXCEPT IN SUCH VENUES).

b)

EACH HOLDER OF INX TOKENS IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF THE HOLDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THE INX TOKENS, EACH HOLDER OF INX TOKENS ALSO WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF SUCH ENTITY. EACH HOLDER OF INX TOKENS FURTHER WARRANTS AND REPRESENTS THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT. IN THE EVENT OF LITIGATION, THIS EXHIBIT B MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

SCHEDULE 1

Currencies acceptable for payment of the Purchase Price are USD, BTC, and ETH.1

Purchaser shall use the following wire instructions to deliver the Purchase Price:

[___]

Or deliver the Purchase Price to the following digital wallet address:

Ether (ETH) Digital Wallet Address: ________________________________________________________

Bitcoin (BTC) Digital Wallet Address: _______________________________________________________

The BTC/USD and ETH/USD exchange rates will be determined by TradeBlock’s XBX and ETX Indices, respectively, at 12:01 a.m. (GMT) on the date the Purchaser has submitted an executed INX Token Purchase Agreement.

[1]	Note: The Company will not sell and will not transfer any INX Tokens until the proceeds from committed purchases of INX Tokens pursuant to the Offering Tokens exceed $5,000,000 (“Minimum Offering Requirement”). Prior to the Minimum Offering Requirement being met, payment for INX Tokens will be accepted in USD. After the Minimum Offering Requirement has been met, payment for INX Tokens will be accepted in USD, Bitcoin (BTC) and Ether (ETH).